Exhibit 10.2.2

BUTTE COMMUNITY BANK

SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (Agreement) is entered into by and between Butte Community Bank, a wholly owned subsidiary of Community Valley Bancorp (collectively Bank), located in Chico, California and Keith Robbins (Employee), to be effective as of the date last written below.

RECITALS

A.                                   The Bank has employed the Employee as the President and Chief Executive Officer since 1990.

B.                                     The Bank desires to continue to employ the Employee as its President and Chief Executive Officer.

C.                                     In order to encourage the Employee to remain in the employ of the Bank, the Bank is willing to provide salary continuation benefits to the Employee, as provided in a series of salary continuation agreements between the parties.

D.                                    Section 885 of the American Jobs Creation Act of 2004 amended the Internal Revenue Code (Code) to add section 409A implementing detailed rules regarding deferred compensation.  The Treasury Department subsequently issued Notice 2005-1 providing transitional guidance for bringing deferred compensation plans into compliance with Code section 409A.

E.                                      Notice 2005-1 announced that a deferred compensation plan subject to Code section 409A must be operated in good faith compliance with the provisions of Code section 409A and Notice 2005-1 during the 2005 calendar year.

F.                                      Proposed Treasury regulations were issued with a proposed effective date of January 1, 2007, extending the good faith compliance period through December 31, 2006.

G.                                     Pursuant to the Treasury Regulations and other published IRS guidance, benefits vested under the salary continuation agreement between the Bank and the Employee, dated September 21, 2004 (Grandfathered Agreement) is eligible for, and shall receive, grandfather treatment such that the terms of the agreement in effect on October 3, 2004, shall (i) remain in full force and effect, and (ii) govern all benefits vested as of December 31, 2004.  The Grandfathered Agreement shall remain in full force and effect, and this Agreement shall in no way be construed to limit, replace or abridge benefits payable thereunder.

H.                                    The parties acknowledge benefits not vested on December 31, 2004, and all amounts deferred after that date are covered by the requirements of Code section 409A and the guidance issued thereunder.

I.                                         The Bank adopts this Agreement, effective January 1, 2006, in good faith compliance with the requirements of Code section 409A and the guidance issued thereunder. Its terms apply only to those benefits not vested as of December 31, 2004, and other amounts deferred after that date.

Accordingly, the following Agreement is adopted.

AGREEMENT

In consideration of the promises and mutual covenants contained herein, the Bank and the Employee agree as follows:

ARTICLE 1.  GENERAL

1.01.        Purpose.

The purpose of this Agreement is to provide for the payment of deferred compensation benefits after the Employee’s Termination of Employment, provided that the conditions set forth in this Agreement are satisfied.  The Board of Directors of the Bank (Board) has determined that the overall compensation paid to the Employee under this Agreement and the other compensation arrangements provided to the Employee by the Bank is reasonable compensation for the services rendered and to be rendered to the Bank by the Employee in view of such services and compensation paid by other employers to employees in similar circumstances.

Neither this Agreement nor any modifications hereof, nor the payment of any benefits hereunder shall be construed as a modification of any other deferred compensation arrangement maintained by the Bank, or to limit, replace or abridge benefits payable thereunder, including, but not limited to the Grandfathered Agreement which  remains in full force and effect.

1.02.        Income Tax Status.

The Agreement is intended to be an unfunded, nonqualified deferred compensation and death benefit plan that is governed by Code sections 61, 83, 402(b), 404(a)(5), 409A and 451, such that neither the Employee nor the Employee’s Beneficiary(ies) will have any taxable income by virtue of the operation of the constructive receipt doctrine earlier than the first taxable year in which the deferred compensation benefits under the Agreement are paid.

1.03.        ERISA Status.

This Agreement is intended to qualify as an unfunded plan of deferred compensation that is maintained by an employer primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” as those terms are defined under the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  The Employee is responsible for the management, growth and protection of the business of the Bank.  The Employee is fully advised of the Bank’s financial status and has had substantial input in the negotiation and design of this benefit arrangement.  It is understood that the amounts payable to the Employee under this Agreement are strictly from the general assets of the Bank and that the Employee has no greater rights to the general assets of the Bank than any other unsecured general creditor.  Similarly, the Bank may, in its sole and absolute discretion, establish a “rabbi trust” as a means of setting aside a portion of its general assets for the payment of benefits under this Agreement.  However, the Bank shall be under no obligation to establish such a trust, nor shall the Bank establish such a trust if its establishment or existence would in any way cause this Agreement to be construed as anything other than an unfunded plan of deferred compensation under ERISA.  For purposes of ERISA, the Bank shall be the named fiduciary and administrator under this Agreement.

1.04.        Limitation Of Rights.

Neither this Agreement, nor any modifications hereof, nor the payment of any benefits hereunder shall be construed as an employment contract, nor as giving to the Employee any right to be employed by the Bank, nor as modifying the terms of any employment contract between the Employee and the Bank.

1.05.        Other Agreements.

Nothing contained in this Agreement shall affect any right which the Employee may otherwise have to participate in any other plan of deferred compensation that the Bank may now or hereafter maintain for the benefit of its employees.  Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which the Employee may be entitled under any pension plan or other arrangement of the Bank maintained for the benefit of its employees.

ARTICLE 2.  GENERAL DEFINITIONS

2.01.        Account.

“Account” means the book reserve account established and maintained for the Employee under the Agreement.  Each Employee’s Account shall be divided into the following sub accounts:

A.                                   The book reserve account maintained by the Bank with respect to the Employee’s participation hereunder that is (i) not subject to Code section 409A, and (ii) governed by the terms of the agreement dated September 21, 2004 as those terms existed on October 3, 2004 (Pre-409A Account); and

B.                                     The book reserve account maintained by the Bank with respect to the Employee’s participation hereunder that is (i) subject to Code section 409A, and (ii) governed by the terms of this Agreement (409A Account).

2.02.        Beneficiary.

“Beneficiary” means the person or persons entitled to receive benefits under the Agreement in the event of the death of the Employee, as designated by the Employee on such form as is acceptable to and filed with the Bank, as set forth in the Beneficiary Designations paragraph, below.

2.03.        Cause.

“Cause” means the Bank shall have the right to terminate this Agreement for any of the following reasons by serving written notice upon the Employee:

A.                                   Gross negligence or gross neglect of duties to the Bank;

B.                                     Commission of a felony or of a gross misdemeanor involving moral turpitude involving the Employee’s employment by the Bank; or

C.                                     Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Employee’s employment and resulting in an adverse effect on the Bank.

2.04.        Code.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.  Reference to any provision of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such provision.

2.05.        ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, Public Law 93-406, enacted September 2, 1974, as amended.

2.06.        Normal Retirement Age.

“Normal Retirement Age” means age sixty-five (65).

2.07.        Termination Of Employment.

“Termination of Employment” means that the Employee ceases to be employed as a common law employee of the Bank for any reason whatsoever.  For purposes of this Agreement, if there is a dispute over the employment status of the Employee or the date of the Employee’s Termination of Employment, the Bank shall have the sole and absolute right to resolve this issue for purposes of this Agreement.  A Termination of Employment will not occur if the Employee is on a leave of absence approved by the Bank or for periods of military service for which employment rights are prescribed by USERRA.  Notwithstanding the foregoing, if the Employee does not return to active employment with the Bank within thirty (30) days following the end of the leave of absence, or such longer period as may be prescribed by law, the Employee’s Termination of Employment shall be deemed to have occurred as of the date when the Employee’s leave of absence began unless such failure to return was the result of the Employee’s death.

2.08.        USERRA.

“USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as it may be amended from time to time.

ARTICLE 3.  BENEFITS

3.01.        Normal Retirement Benefit.

Subject to the provisions of the Entitlement paragraph, below, if the

Employee’s Termination of Employment occurs on or after attainment of the Employee’s Normal Retirement Age, the benefit payable to the Employee under this Agreement shall be the Annual Benefit as defined in paragraph 3.01.A., below, payable for a period of twenty (20) years.  After payment commences, each year the amount of the Annual Benefit shall increase three percent (3%) over the prior year’s benefit, as a cost of living adjustment.  The benefit shall be payable on the first day of each month, in two hundred forty (240) installments or until the death of the Employee, whichever is later, commencing on the first day of the month following the Employee’s Termination of Employment.  However, in the event that (i) the Employee is a “key employee” (as defined in Code section 416(i)), and (ii) the Bank is a publicly traded corporation, the payment of benefits shall commence on the first day of the seventh month following the Termination of Employment date.

A.                                   Annual Benefit.

“Annual Benefit” means the deferred compensation benefit payable under this Agreement, according to the following schedule:

Termination of Employment Date	Annual Benefit
After 2-13-2008 and on or before 2-13-2009	$6,250
After 2-13-2009 and on or before 2-13-2010	$12,500
After 2-13-2010 and on or before 2-13-2011	$18,750
After 2-13-2011	$25,000

3.02.        Death Benefit.

A.                                   Death Before Termination Of Employment.

If the Employee dies prior to the Employee’s Termination of Employment, the deferred compensation benefit payable under this Agreement to the Employee’s Beneficiary shall be the Annual Benefit as defined in paragraph 3.01.A, payable for a period of twenty (20) years.  After payment commences, each year the amount of the Annual Benefit shall increase three percent (3%) over the prior year’s benefit as a cost of living adjustment.  The benefit shall be payable in two hundred forty (240) monthly installments on the first day of each month, commencing with the month following the Employee’s death.  If the Employee’s Beneficiary dies prior to receiving all such payments, then any remaining payments shall be paid to the Beneficiary’s estate.

B.                                     Death During Benefit Period.

If the Employee dies after the benefit payments have commenced under this Agreement but before the Employee has received all such payments to which the Employee is entitled, the Bank shall pay such remaining benefits to the Employee’s Beneficiary at the same times and in the same amounts that would have been paid to the Employee, had the Employee survived to receive two hundred forty (240) monthly installments.  If the Employee’s Beneficiary dies prior to receiving all such payments, then any remaining payments shall be paid to the Beneficiary’s estate.

C.                                     Death Before Benefit Period.

If the Employee becomes entitled to benefits under this Agreement, but the Employee dies before the commencement of such benefit payments, the Bank shall pay such benefits to the Employee’s Beneficiary at the same times and in the same amounts that would have been paid to the Employee had the Employee survived to receive two hundred forty (240) monthly installments.  This benefit shall be payable, on the first day of each month, commencing with the month following the Employee’s death.  If the Employee’s Beneficiary dies prior to receiving all such payments, then any remaining payments shall be paid to the Beneficiary’s estate.

D.                                    Beneficiary Designations.

The Employee shall notify the Bank of the name, date of birth and current address of the Employee’s designated Beneficiary and when any change in the address of the Employee’s designated Beneficiary occurs.  The Employee shall have the right, at any time, to revoke such designation or to substitute another such Beneficiary without the consent of any person.  However, Beneficiary designations will be effective only if signed by the Employee and accepted by the Bank during the Employee’s lifetime.  If the Employee’s Beneficiary on file with the Bank is the Employee’s spouse and the Employee’s marriage to such spouse is subsequently dissolved, other than by the Employee’s death, such Beneficiary designation shall be deemed automatically revoked.  If, upon the death of the Employee, there is no valid Beneficiary designation on file with the Bank or the Employee’s Beneficiary has predeceased the Employee, the Employee’s surviving spouse, or if there is none, the Employee’s estate, shall be the Employee’s Beneficiary.

3.03.        Benefit Enhancements.

The Board may, in its sole and absolute discretion, increase the amount of the benefit payments to the Employee or the Employee’s Beneficiary under this Agreement commencing any time, and from time to time, effective on or after the first anniversary of the first benefit payment under this Agreement.

3.04.        Entitlement.

A.                                   Excess Parachute Payments.

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under section 280G of the Code.  If any portion of the amounts payable to the Employee under this Agreement, either alone or together with other payments or benefits, that are contingent on a “change of control” would constitute “excess parachute payments” subject to the excise tax imposed by Code section 4999 (or similar tax and/or assessments), then, in the Bank’s discretion, any of the excess parachute payments payable under this Agreement or otherwise, shall be reduced to an amount equal to two hundred ninety-nine percent (299%) of the Employee’s “base amount.”

Any determination required under this paragraph shall be made in writing by the Bank’s independent public accountants   (Accountants) immediately prior to a Change of Control.  The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code sections 280G and 4999.  The Bank shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated herein.  The terms “change of control,” “excess parachute payments” and “base amount” are defined in Code section 280G and Treasury regulations section 1.280G-1.  This paragraph shall apply and be interpreted in accordance with Code section 280G and the Treasury regulations promulgated thereunder effective January 1, 2004, or the Treasury regulations then in effect.

B.                                     Termination For Cause.

Notwithstanding any provision of this Agreement to the contrary, no benefit shall be payable under this Agreement to any person if the Employee’s Termination of Employment is for Cause.

C.                                     Competition After Termination Of Employment.

Notwithstanding any provision of this Agreement to the contrary, except in the event of the Employee’s Termination of Employment because of a Change of Control, if the Board, in its sole and absolute discretion, determines that the Employee has, at any time, violated the following non-competition provisions, then no benefits (or no further benefits if benefit payments have commenced) shall be payable under this Agreement to any person.

1.                                       In the course of the Employee’s employment with the Bank, the Employee will have access to trade secrets, confidential information, confidential forms, records, data, specifications, plans, processes and ideas owned by the Bank or provided to the Bank in a confidential manner by the person supplying such information to the Bank.  The Employee shall not, without the prior written consent of the Bank, directly or indirectly, disclose or use any such information, except as required in the course of the Employee’s employment by the Bank.

2.                                       During the Employee’s employment with the Bank and for two (2) years following the Employee’s Termination of Employment, the Employee shall not, without the prior written consent of the Bank, engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, as a member of a limited liability company, or as a substantial shareholder in a corporation, or become associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a fifty (50) mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of the Employee’s Termination of Employment.

3.                                       During the Employee’s employment with the Bank and for two (2) years following the Employee’s Termination of Employment, the Employee shall not, without the prior written consent of the Bank, directly or indirectly, induce or influence, or seek to induce or influence, any person who is engaged, as an employee, agent, independent contractor or otherwise, by the Bank, to terminate such person’s engagement by the Bank.

4.                                       The Employee shall not commit, cause to be committed, or permit to be committed, any act which may be held under the laws of the state of California to constitute unfair competition.

D.                                    Suicide Or Misstatement.

Notwithstanding any provision of this Agreement to the contrary, no benefit shall be payable under this Agreement to any person if the Employee commits suicide within two (2) years after the date of this Agreement or if the Employee has made any material misstatement of fact on any application for life insurance purchased by the Bank.

3.05.        Source Of Benefits.

A.                                   All benefits payable pursuant to this Agreement shall be paid from the general assets of the Bank. The Bank is not obligated to segregate any of its assets in connection with the Agreement benefits, nor to fund or otherwise secure its obligation to pay such benefits.

B.                                     If the Bank elects to provide for the payment of its obligations hereunder through (i) the purchase of any contract of insurance, (ii) any investment product, (iii) the establishment of a trust, or (iv) otherwise, neither the Employee nor any Beneficiary who acquires a right to receive payments hereunder shall have rights or interest in any such contract, product, trust or other arrangement greater than those of an unsecured general creditor of the Bank.

C.                                     All amounts of compensation deferred under the Agreement, all property and rights purchased with such amounts, and all income attributable to such amount, property or rights, shall remain, until made available to the Employee or the Employee’s Beneficiary, solely the property and rights of the Bank, without regard to the provision of benefits under the Agreement and subject only to the claims of the general creditors of the Bank.

3.06.        Repayment Of Overpayment Of Benefits.

By accepting payment(s) under this Agreement, the Employee or the Employee’s Beneficiary receiving the payment agrees that, in the event of overpayment, the Employee or the Employee’s Beneficiary will promptly repay the amount of overpayment without interest; provided that, if the Employee or the Employee’s Beneficiary has not repaid the overpayment within thirty (30) days after notice, the Employee or the Employee’s Beneficiary will also pay an amount equal to simple interest at the rate determined by the Bank on the unpaid amount from the date of overpayment to the date of repayment and, in addition, will pay all legal fees, court costs and the reasonable time value of the Bank, or any of its employees or agents, related to the collection of such overpayment.

3.07.        Recovery Of Estate Taxes.

If the Employee’s gross estate, for federal estate tax purposes, includes any amount determined by reference to and on account of this Agreement, and if the Beneficiary is other than the Employee’s estate, then the Employee’s estate shall be entitled to recover from the Beneficiary receiving such benefit under the terms of this Agreement an amount by which the total estate tax due by the Employee’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Employee’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person.  In the event the Beneficiary has a liability hereunder, the Beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the Beneficiary’s liability hereunder.

3.08.        Withholding.

The Bank may withhold from any benefit payable under the Agreement all federal, state or local taxes that may be required to be withheld pursuant to applicable law.

3.09.        Payments To Incapacitated Individuals.

If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may make all benefit distributions to the person(s) or institution(s) which are providing for the care and maintenance of the distributee, and continue to make distributions to them until a duly appointed legal representative of the distributee makes a claim for the payment.  If a valid claim is made by a duly appointed legal representative of the distributee, the Bank shall pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.  The Bank may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Payments made pursuant to the terms of this paragraph shall constitute a distribution to the Employee or Beneficiary entitled thereto, and shall immediately discharge the Bank of any further liability therefore.

ARTICLE 4.  BENEFIT CLAIMS AND APPEALS

4.01.        Request For Information.

Any Employee or Beneficiary may request such information concerning the Employee’s or Beneficiary’s rights or benefits under this Agreement as is required to be disclosed under Part 1, Subtitle B, Title I of ERISA.  The Bank shall respond, in writing, within a reasonable time, not to exceed thirty (30) days, unless the failure to respond results from matters reasonably beyond the Bank’s control.

4.02.        Claim For Benefits.

Claims for benefits shall be processed as soon as administratively feasible and without unreasonable delay due to causes beyond the control of the Bank.  A written ruling on each claim for benefits shall be delivered to the Employee or Beneficiary making the claim.  If the claim is denied in any respect, the ruling shall set forth the specific reasons for such denial, written in a manner calculated to be understood by the Employee or Beneficiary, including:

A.                                   Specific references to pertinent Agreement provisions on which the denial is based;

B.                                     A description of any additional material or information necessary for the claimant to perfect the claim;

C.                                     An explanation of why such material or information is needed; and

D.                                    An explanation of the Agreement’s review procedure for denied claims.

Such ruling shall be made within thirty (30) days from the date the claim is received by the Bank.  If information upon which the ruling is based is not available, the Bank shall make a prompt effort to secure all information needed and make its ruling.  If the claim is not acted upon within one hundred twenty (120) days of the claim, the claimant may proceed to the review stage as if the claim had been denied.

4.03.        Review Of Denied Claim.

If a claim for benefits has been denied by the Bank, then within ninety (90) days after receipt of the ruling (or two hundred ten (210) days of the claim if the claim has not been acted upon within one hundred twenty (120) days of the claim), the Employee or Beneficiary making the claim or the Employee’s or Beneficiary’s authorized representative may file a written request for review on a form furnished by the Bank, giving the Employee or Beneficiary thirty (30) days notice thereof, and notifying said claimant that said claimant may submit a written statement and documents, or appear personally at such or both, to give whatever facts or evidence the claimant feels bears upon the claim, review pertinent documents and records and submit issues and comments in writing.  The Bank shall make a full and fair review of the record, including the written and oral information submitted by the claimant.  Within thirty (30) days, the Bank shall render a decision and, if the claim is again denied, the Bank shall set forth the specific reasons for such denial written in a manner calculated to be understood by the Employee or Beneficiary.  Such ruling shall contain the same information required by the Claim For Benefits paragraph, above.

4.04.        Resolution Of Disputes.

Any claim under this Agreement that has not been resolved under the preceding provisions of this Agreement shall be resolved pursuant to the provisions of this Resolution Of Disputes paragraph.

A.                                   Negotiation/Mediation.

If any dispute arises over performance under the terms of this Agreement, the parties shall use their best efforts for a period of thirty (30) days to resolve the dispute by agreement through negotiation or mediation.  To commence the dispute resolution process, any party may serve written notice on the other parties specifically identifying the dispute and requesting that efforts at resolution begin.  If the parties are unable to agree after reasonable negotiations among them, mediation shall be initiated upon written request by any party and a mediator shall be selected by the parties from (i) the Retired Judges Registry maintained by the California Judges Association, (ii) the Sacramento Arbitration and Mediation Services, or (iii) Judicat (Mediator).  The parties shall submit to the Mediator all written, documentary and other evidence and such oral testimony as is necessary for a proper resolution of the dispute.  When and as requested by the Mediator, the parties shall meet promptly in good faith efforts to resolve the dispute.

B.                                     Binding Arbitration.

If the parties’ good faith efforts at resolving the dispute by agreement through negotiation or mediation are unsuccessful within the thirty (30) day period set forth in the Negotiation/ Mediation paragraph, above, or such longer period as mutually agreed by the parties, such dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this Binding Arbitration paragraph.

1.                                       The parties agree that the Mediator selected pursuant to the Negotiation/Mediation paragraph, above, shall serve as the Arbitrator; provided, however, that if such Mediator is unable or unwilling to serve, then an Arbitrator shall be selected by the parties from the list of individuals affiliated with Judicial Arbitration and Mediation Services, Inc.  If the parties are unable to agree upon an Arbitrator, each party shall select an Arbitrator and the Arbitrators so selected shall select a third Arbitrator.

2.                                       Any arbitration hearing shall be conducted in Butte County, California.  The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its laws of evidence.  Except as otherwise provided in this Agreement, the arbitration shall be governed by the rules of arbitration of the American Arbitration Association.

3.                                       In no event shall the Arbitrator’s award include any component of punitive or exemplary damages.  The parties shall equally bear all costs of arbitration.

4.05.        Time.

The filing of claims or receipt of notices of rulings and any event starting a time period shall be deemed to commence with personal delivery signed for by the claimant or by affidavit of personal service, or the date of actual receipts for certified or registered mail (or date returned if delivery is refused or a claimant has moved without giving the Bank a forwarding address).

ARTICLE 5.  ADMINISTRATION

5.01.        Employment Records.

The Bank shall maintain permanent employment records to show dates of employment and Termination of Employment, compensation, and such other information as necessary or appropriate in the administration of the Agreement for the Employee.

5.02.        Reports And Disclosure.

The Bank shall prepare, file and distribute, in a timely manner, all reports and information to be disclosed to the Employee as may be required by ERISA.

5.03.        Powers And Duties Of The Bank.

The Bank shall administer the Agreement in accordance with its terms and shall have the power and discretion to construe the terms of the Agreement, resolve any ambiguities in the Agreement, and to determine all questions arising in connection with the administration, interpretation and application of the Agreement.  Any such determination by the Bank shall be conclusive and binding upon all persons.  The Bank may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Agreement; provided, however, that any such procedure, discretionary act, interpretation or construction shall be consistent with the intent set forth in the Income Tax Status and ERISA Status paragraphs above.

ARTICLE 6.  MISCELLANEOUS

6.01.        Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns, the Employee and the Employee’s spouse, heirs, executors, administrators and legal representatives.

6.02.        Amendment.

No waiver or modification of any part of this Agreement shall be valid unless the amendment is in writing signed by the Bank and the Employee.  Notwithstanding any other provision of this Agreement to the contrary, the Bank may amend this Agreement at any time, without the consent of the Employee, effective as of any date, if the Bank determines in its sole and absolute discretion that the amendment is necessary or appropriate in order to either (i) maintain the status of the Agreement as set forth in the Income Tax Status paragraph or ERISA Status paragraph above, or (ii) if the Agreement would otherwise result in significant financial penalties or be otherwise significantly detrimental to the Bank (other than the financial impact of paying the benefits under the Agreement), regardless of the effect of any such amendment on the Employee or the benefits with respect to the Employee.

6.03.        Termination.

If not terminated at an earlier date, this Agreement shall terminate as of the earliest date on which the Bank’s obligations to the Employee and his Beneficiary(ies) have been satisfied.  Upon termination of the Agreement, no distributions of benefits shall be made that are not otherwise permitted by the Agreement, unless such distributions are permitted under Code section 409A or the lawful guidance published by the Treasury Department or the IRS pursuant to Code section 409A.

6.04.        Alienation.

No benefits under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.  Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void.  Nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, domestic relations orders or torts of the person entitled to such benefits except to the extent required by ERISA.

6.05.        Applicable Law.

This Agreement shall be construed, administered and governed in all respects by the laws of the United States of America to the extent applicable, and otherwise by the laws of the state of California.

6.06.        Enforcement.

If any action at law or in equity, or if the services of any attorney are necessary to enforce or interpret the terms of this Agreement, then, except as provided in the Resolution of Disputes paragraph, above, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

6.07.        Severability.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective without being impaired or invalidated in any way.

6.08.        Waiver.

Waiver of breach of any provision of this Agreement shall not be deemed to be a waiver of any other provision or of any subsequent breach of such provision.

6.09.        Headings.

The paragraph headings appearing in this Agreement shall not be deemed to govern, limit, modify, or in any way affect the scope, meaning or intent of this Agreement.

6.10.        Entire Agreement.

This Agreement constitutes the entire agreement between the Bank and the Employee as it relates to the salary continuation benefits under this Agreement.  This Agreement supersedes all prior and contemporaneous agreements, understandings and representations between the parties, whether written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Bank and the Employee have caused this Agreement to be executed on the date last written below.

BANK:

BUTTE COMMUNITY BANK

Date:	9-18-2006	By:	//s// Don Leforce
		Title:	Chairman

EMPLOYEE:

Date:	9-12-2006	By:	//s// K C Robbins
Keith Robbins